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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                    Commission File Number:      333-50889

                    International Integration Incorporated
            (Exact name of registrant as specified in its charter)

                         Common Stock, $.01 par value
           (Title of each class of securities covered by this Form)

                                      None
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)[x ]        Rule 12h-3(b)(1)(ii)[  ]
             Rule 12g-4(a)(1)(ii)[  ]
              Rule 12g-4(a)(2)(i)[  ]         Rule 12h-3(b)(2)(i)[  ]
                Rule 12g-4(a)(ii)[  ]        Rule 12h-3(b)(2)(ii)[  ]
              Rule 12h-3(b)(1)(i)[  ]                 Rule 15-d-6[  ]

     Approximate number of holders of record as of the certification or notice date: 1 person

          Pursuant to the requirements of the Securities Exchange Act of 1934, International Integration Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   November 2, 1999                INTERNATIONAL INTEGRATION INCORPORATED


                                        BY:      /s/ Jeffrey A. Dachis
                                           -----------------------------------
                                            Jeffrey A. Dachis